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Exhibit 23.1; Consent of Miller and McCollom to utilize independent auditor's report dated April 28, 2005.

January 10, 2006

Board of Directors
DIRECT RESPONSE FINANCIAL SERVICES, INC.
2899 Agoura Road, Suite 115
Westlake Village, CA  91361

As independent certified public accountants of Direct Response Financial Services, Inc., we hereby consent to the use of our report dated April 28, 2005, relating to the company’s financial statements as of January 31, 2005 and 2004 and the years then ended, in the Registration Statement (Form S-8) filed with the Securities and Exchange Commission.

/s/ Miller and McCollom
Miller and McCollom
Certified Public Accountants
4350 Wadsworth Boulevard, Suite 300
Wheat Ridge, Colorado 80033